EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT




     We consent to the use in this Amendment No. 4 to Registration Statement No. 333-01619 of Omnicom Group Inc. on Form S-4 of our report dated March 6, 1996 (May 3, 1996 as to Notes 6 and 15) (which expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), on the consolidated financial statements of Ketchum Communications Holdings, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 appearing in such Registration Statement.


     We also consent to the reference to us under the headings "Selected Financial Data of Ketchum" and "Experts" in such Registration Statement.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Pittsburgh, Pennsylvania


May 6, 1996